Exhibit 99.1
July 22, 2003

Lisa Capps
Investor Relations
Westcorp
Phone: (949) 727-1002
Email: Investor_Relations@WestcorpInc.com

Westcorp Reports Record Second Quarter Net Income

•	Net income rose 46% to a record $31.6 million for the quarter

•	Earnings per share increased 45% to a record $0.80 for the quarter

•	Total revenues grew 20% to $202 million for the quarter

•	Delinquencies declined 8 basis points to 2.75% at end of the quarter

•	Total managed automobile contracts reached $10.0 billion

Irvine, CA: Westcorp (NYSE:WES) today reported that net income increased 46% to a record $31.6 million for the second quarter of 2003 compared with $21.7 million for the same period a year ago. Earnings per diluted share rose 45% to $0.80 for the second quarter of 2003 compared with $0.55 for the same period a year earlier. For the six months ended June 30, 2003, net income increased 43% to $55.2 million or $1.39 per diluted share compared with $38.6 million or $1.00 per diluted share for the same period a year earlier.

“Our second quarter record earnings were the result of our focus on asset quality and cultivating our most valuable dealer relationships,” said Tom Wolfe, President of Westcorp.

Automobile contract purchases totaled $1.6 billion for the second quarter of 2003, a 6% increase from the same period a year earlier. For the six months ended June 30, 2003, automobile contract purchases totaled $2.9 billion compared with $2.8 billion a year ago. As a result of higher contract originations, the Company’s portfolio of managed automobile contracts reached $10.0 billion at June 30, 2003, up from $8.9 billion a year earlier.

Total revenues grew 20% for the three months ended June 30, 2003 to $202 million compared with $168 million for the same period a year earlier. For the six months ended June 30, 2003, total revenues grew 21% to $396 million compared with $327 million for the same period a year ago.

Net interest income increased 18% to $174 million for the three months ended June 30, 2003 compared with $147 million for the same period a year ago. For the six months ended June 30, 2003, net interest income grew 18% to $340 million compared with $289 million for the same period a year earlier. Net interest margin for the three months ended June 30, 2003 was 5.00% compared with 5.16% for the same period a year earlier. For the six months ended June 30, 2003, net interest margin was 4.99% compared with 5.39% for the same period a year ago. Net interest income increased as more automobile contracts were held on the balance sheet offset by narrower net interest margins as the Company continues to shift its portfolio to a higher percentage of prime credit quality automobile contracts.

Total noninterest income, which includes primarily automobile servicing related fee income, increased 34% to $27.7 million for the three months ended June 30, 2003 compared with $20.7 million for the same period a year earlier. For the six months ended, June 30, 2003, noninterest income increased 46% to $55.5 million compared with $37.9 million the same period a year ago. This increase was primarily the result of the elimination of amortization on our retained interest in securitized assets in 2002.

Noninterest expense totaled $72.7 million or 36% of total revenues for the second quarter of 2003 compared with $64.8 million or 39% for the same period a year ago. For the six months ended June 30, 2003, noninterest expense totaled $141 million or 36% of total revenues compared with $126 million or 38% of total revenues for the same period a year earlier. The improvement in noninterest expense to total revenues is primarily the result of the company’s continued efforts to enhance its operating platform through its investment in new technology and improvement in its business practices.

Provision for credit losses totaled $68.0 million for the three months ended June 30, 2003 compared with $62.4 million for the same period a year ago. For the six months ended June 30, 2003, provision for credit losses totaled $148 million compared with $128 million for the same period a year earlier. The increase is primarily the result of higher credit loss experience and an increase in total managed automobile contracts. Annualized credit loss experience for the second quarter increased 14 basis points to 2.33% of average managed automobile contracts compared with 2.19% for the same period a year ago. For the six months ended June 30, 2003, annualized credit loss experience increased 12 basis points to 2.59% compared with 2.47% for the same period a year earlier.

The percentage of outstanding automobile contracts 30 days or more delinquent improved 8 basis points to 2.75% at June 30, 2003 compared with 2.83% for the same period a year ago. The allowance for credit losses as a percentage of owned loans outstanding was 2.8% at June 30, 2003 compared with 2.9% for the same period a year earlier.

“Our credit loss experience this quarter reflects continued general weakness in the economy and depressed wholesale used car prices,” said Mr. Wolfe. “However, our shift to a higher concentration of prime credit quality originations has reduced the negative impact of these economic trends.”

On July 8, 2003, Westcorp successfully completed the sale of 4.6 million additional shares of its common stock. The offering was increased from its original size of 3.8 million shares due to strong investor demand. The sale was completed at a price of $28.00 per share, less the underwriting discount. The underwriters also exercised their option to purchase an additional 674,000 shares. Concurrent with this public offering, Westcorp also sold 700,000 shares of its common stock to affiliates of Ernest Rady, Chairman of the Board of Directors and Chief Executive Officer of Westcorp and 130,000 shares of its common stock to its Employee Stock Ownership Plan at the same price of $28.00 per share.

As a result of these transactions, Westcorp raised additional capital of approximately $163 million and issued a total of 6.1 million additional shares of its common stock. Westcorp expects to use these proceeds to acquire automobile contracts from WFS Financial on a whole loan basis during the third quarter.

Earnings Conference Call

Westcorp, along with its subsidiary WFS Financial, will host a conference call for analysts and investors at 9:00 a.m. (PDT) on Wednesday, July 23, 2003. As part of this conference call, the Company’s management will discuss earnings results for the quarter. For a live Internet broadcast of this conference call, please go to the Company’s Web site at http://www.westcorpinc.com to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

Westcorp is a financial services holding company whose principal subsidiaries are WFS Financial Inc and Western Financial Bank. Westcorp is a publicly owned company whose common stock is traded on the New York Stock Exchange under the symbol WES.

Westcorp, through its subsidiary, WFS, is one of the nation’s largest independent automobile finance companies. WFS specializes in originating, securitizing, and servicing new and pre-owned prime and non-prime credit quality automobile contracts through its nationwide relationships with automobile dealers. Information about WFS can be found at its Web site at http://www.wfsfinancial.com.

Westcorp, through its subsidiary, Western Financial Bank, operates 18 retail bank branches and provides commercial banking services in Southern California. Information on the products and services offered by the Bank can be found at its Web site at http://www.wfb.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to the Company’s future prospects, developments and business strategies.

These statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control, that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements.

These forward-looking statements are identified by use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and similar terms and phrases, including references to assumptions.

The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

•	Changes in general economic and business conditions;

•	Interest rate fluctuations, including hedging activities;

•	The Company’s financial condition and liquidity, as well as future cash flow and earnings;

•	Competition;

•	The level of operating expenses;

•	The effect, interpretation, or application of new or existing laws, regulations and court decisions;

•	The availability of sources of funding;

•	The level of chargeoffs on the automobile contracts that we originate; and

•	Significant litigation.

A further list of these risks, uncertainties and other matters can be found in the Company’s filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Company’s actual results may vary materially from those expected, estimated or projected. The information contained in this press release is as of July 22, 2003. The Company assumes no obligation to update any forward-looking statements to reflect future events or circumstances.

WESTCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

	(Dollars in thousands, except share and per share amounts)
Interest income:
Loans, including fees	$286,862	$249,863	$568,150	$482,776
Mortgage-backed securities	21,241	27,680	46,015	55,662
Investment securities	87	115	180	233
Other	1,372	2,350	3,080	3,533

TOTAL INTEREST INCOME	309,562	280,008	617,425	542,204
Interest expense:
Deposits	17,017	20,186	34,574	41,196
Notes payable on automobile secured financing	106,174	103,155	217,334	195,172
Other	12,446	9,770	25,301	16,812

TOTAL INTEREST EXPENSE	135,637	133,111	277,209	253,180

NET INTEREST INCOME	173,925	146,897	340,216	289,024
Provision for credit losses	68,036	62,350	147,921	128,048

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	105,889	84,547	192,295	160,976
Noninterest income:
Automobile lending	21,280	16,080	42,229	27,755
Other	6,451	4,652	13,254	10,137

TOTAL NONINTEREST INCOME	27,731	20,732	55,483	37,892
Noninterest expense:
Salaries and associate benefits	41,479	36,184	80,934	71,055
Credit and collections	8,803	10,175	18,349	18,253
Data processing	4,864	4,560	9,432	9,139
Occupancy	3,903	3,669	7,743	7,430
Other	13,608	10,186	24,638	19,757

TOTAL NONINTEREST EXPENSE	72,657	64,774	141,096	125,634

INCOME BEFORE INCOME TAX	60,963	40,505	106,682	73,234
Income tax	23,975	15,185	42,200	28,149

INCOME BEFORE MINORITY INTEREST	36,988	25,320	64,482	45,085
Minority interest in earnings of subsidiaries	5,385	3,612	9,330	6,523

NET INCOME	$31,603	$21,708	$55,152	$38,562

Net income per common share:
Basic	$0.81	$0.55	$1.41	$1.02

Diluted	$0.80	$0.55	$1.39	$1.00

Weighted average number of common shares outstanding:
Basic	39,212,193	39,140,543	39,207,548	37,972,632

Diluted	39,676,670	39,691,778	39,572,086	38,381,102

Dividends declared	$0.13	$0.12	$0.25	$0.24

WESTCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	June 30, 2003	December 31, 2002

	(Dollars in thousands)
ASSETS
Cash and due from banks	$61,521	$84,215
Restricted cash	199,176	71,763
Investment securities available for sale	6,576	10,425
Mortgage-backed securities available for sale	2,707,249	2,649,657
Loans receivable	10,583,482	9,443,901
Allowance for credit losses	(291,459)	(269,352)

Loans receivable, net	10,292,023	9,174,549
Amounts due from trusts		101,473
Premises and equipment, net	78,173	78,664
Other	320,391	311,893

TOTAL ASSETS	$13,665,109	$12,482,639

LIABILITIES
Deposits	$2,033,262	$1,974,984
Notes payable on automobile secured financing	9,729,336	8,494,678
Securities sold under agreements to repurchase	212,268	276,600
Federal Home Loan Bank advances	416,709	336,275
Amounts held on behalf of trustee		177,642
Subordinated debentures	395,628	400,561
Other	117,183	107,036

TOTAL LIABILITIES	12,904,386	11,767,776
Minority interest	111,079	101,666
SHAREHOLDERS’ EQUITY
Common stock, (par value $1.00 per share; authorized 65,000,000 shares; issued and outstanding 39,240,116 shares at June 30, 2003 and 39,200,474 shares at December 31, 2002)	39,240	39,200
Paid-in capital	350,795	350,018
Retained earnings	370,880	325,529
Accumulated other comprehensive loss, net of tax	(111,271)	(101,550)

TOTAL SHAREHOLDERS’ EQUITY	649,644	613,197

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,665,109	$12,482,639

WESTCORP AND SUBSIDIARIES
OTHER SELECTED FINANCIAL DATA
(UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

LOAN ORIGINATIONS
Consumer (1)	$1,588,803	$1,495,606	$2,942,731	$2,761,795
Real estate	14,996	12,325	19,310	21,464
Commercial	98,972	68,907	195,656	130,175

Total	$1,702,771	$1,576,838	$3,157,697	$2,913,434

NET INTEREST MARGIN
Yield on interest-earning assets	9.37%	10.55%	9.51%	10.64%
Cost of interest-bearing liabilities	4.37	5.39	4.52	5.25

Interest margin	5.00%	5.16%	4.99%	5.39%

	June 30, 2003		December 31, 2002

	Amount	Percent	Amount	Percent

MANAGED AUTOMOBILE DELINQUENCY AND REPOSSESSIONS
Contracts managed at end of period	$10,049,965		$9,389,974

Period of delinquency
30-59 days	$198,901	1.98%	$238,204	2.54%
60 days or more	77,391	0.77	90,291	0.96

Total contracts delinquent	$276,292	2.75%	$328,495	3.50%

Total repossessions	$9,417	0.09%	$16,433	0.18%

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

MANAGED AUTOMOBILE CONTRACTS LOSS EXPERIENCE
Contracts managed at end of period	$10,049,965	$8,911,809	$10,049,965	$8,911,809

Average contracts managed during the period	$9,839,661	$8,640,187	$9,686,488	$8,456,742

Gross chargeoffs	$79,369	$68,508	$170,148	$148,300
Recoveries	21,937	21,227	44,535	43,860

Net chargeoffs	$57,432	$47,281	$125,613	$104,440

Net chargeoffs as a percentage of average managed contracts outstanding during period	2.33%	2.19%	2.59%	2.47%

	June 30,	December 31,
	2003	2002

MANAGED PORTFOLIO
Consumer (1)	$10,050,080	$9,390,114
Real estate	208,017	242,200
Commercial	160,639	147,375

Total	$10,418,736	$9,779,689

(1)	Includes automobile contracts and other consumer loans.

WESTCORP AND SUBSIDIARIES
CUMULATIVE STATIC POOL LOSS CURVES (UNAUDITED)
At June, 2003

The following table sets forth the cumulative static pool losses by month for all outstanding public securitized pools:

Period (1)	1999-A	1999-B	1999-C	2000-A	2000-B	2000-C	2000-D	2001-A	2001-B	2001-C	2002-1	2002-2	2002-3	2002-4	2003-1	2003-2

1	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2	0.04%	0.04%	0.02%	0.03%	0.02%	0.04%	0.04%	0.03%	0.03%	0.04%	0.01%	0.00%	0.02%	0.02%	0.01%	0.00%
3	0.11%	0.11%	0.10%	0.10%	0.09%	0.13%	0.11%	0.09%	0.10%	0.09%	0.06%	0.03%	0.06%	0.07%	0.04%
4	0.20%	0.26%	0.25%	0.20%	0.24%	0.27%	0.24%	0.20%	0.21%	0.20%	0.15%	0.10%	0.14%	0.16%	0.11%
5	0.33%	0.47%	0.40%	0.36%	0.39%	0.46%	0.39%	0.33%	0.33%	0.35%	0.29%	0.18%	0.27%	0.26%	0.18%
6	0.46%	0.66%	0.56%	0.55%	0.59%	0.65%	0.54%	0.50%	0.50%	0.49%	0.43%	0.32%	0.44%	0.38%
7	0.62%	0.87%	0.71%	0.71%	0.78%	0.81%	0.74%	0.70%	0.69%	0.65%	0.60%	0.49%	0.57%	0.50%
8	0.76%	1.00%	0.86%	0.91%	0.99%	0.93%	0.93%	0.84%	0.87%	0.81%	0.84%	0.66%	0.70%	0.61%
9	0.92%	1.13%	1.01%	1.10%	1.17%	1.07%	1.13%	1.04%	1.05%	0.95%	1.06%	0.82%	0.82%
10	1.11%	1.24%	1.14%	1.27%	1.33%	1.24%	1.34%	1.24%	1.22%	1.07%	1.28%	0.96%	0.96%
11	1.30%	1.35%	1.34%	1.45%	1.44%	1.41%	1.50%	1.45%	1.36%	1.20%	1.48%	1.10%	1.10%
12	1.47%	1.44%	1.52%	1.58%	1.57%	1.62%	1.74%	1.67%	1.53%	1.37%	1.67%	1.26%
13	1.61%	1.58%	1.74%	1.73%	1.72%	1.86%	1.95%	1.90%	1.67%	1.55%	1.82%	1.39%
14	1.73%	1.74%	1.94%	1.85%	1.86%	2.04%	2.21%	2.09%	1.81%	1.74%	1.99%	1.51%
15	1.81%	1.85%	2.09%	2.00%	2.04%	2.25%	2.48%	2.25%	2.00%	1.97%	2.14%
16	1.89%	2.03%	2.27%	2.15%	2.24%	2.45%	2.71%	2.41%	2.19%	2.16%	2.27%
17	2.00%	2.16%	2.39%	2.37%	2.39%	2.68%	2.89%	2.54%	2.37%	2.36%
18	2.10%	2.30%	2.53%	2.52%	2.55%	2.88%	3.08%	2.73%	2.60%	2.59%
19	2.24%	2.42%	2.67%	2.67%	2.73%	3.08%	3.22%	2.93%	2.80%	2.78%
20	2.35%	2.50%	2.81%	2.83%	2.93%	3.23%	3.40%	3.11%	3.01%	2.95%
21	2.46%	2.58%	2.92%	2.99%	3.12%	3.38%	3.59%	3.34%	3.19%	3.14%
22	2.55%	2.67%	3.10%	3.16%	3.27%	3.54%	3.78%	3.54%	3.34%	3.29%
23	2.63%	2.77%	3.28%	3.34%	3.38%	3.67%	3.96%	3.72%	3.49%	3.41%
24	2.71%	2.87%	3.38%	3.49%	3.52%	3.83%	4.18%	3.92%	3.62%
25	2.77%	3.01%	3.55%	3.63%	3.63%	4.00%	4.41%	4.10%	3.75%
26	2.82%	3.14%	3.68%	3.75%	3.73%	4.16%	4.58%	4.23%	3.87%
27	2.89%	3.16%	3.84%	3.86%	3.84%	4.35%	4.79%	4.36%
28	2.96%	3.29%	3.98%	3.97%	3.97%	4.50%	4.96%	4.47%
29	3.02%	3.40%	4.14%	4.09%	4.11%	4.64%	5.08%	4.56%
30	3.09%	3.50%	4.19%	4.21%	4.26%	4.79%	5.22%
31	3.17%	3.61%	4.30%	4.33%	4.40%	4.92%	5.34%
32	3.20%	3.68%	4.38%	4.47%	4.50%	5.02%	5.44%
33	3.27%	3.74%	4.46%	4.59%	4.61%	5.12%
34	3.35%	3.81%	4.57%	4.68%	4.70%	5.22%
35	3.41%	3.87%	4.66%	4.79%	4.78%	5.29%
36	3.47%	3.91%	4.76%	4.86%	4.85%
37	3.52%	3.97%	4.84%	4.93%	4.94%
38	3.55%	4.03%	4.96%	5.01%	4.99%
39	3.58%	4.09%	5.03%	5.08%
40	3.61%	4.13%	5.13%	5.13%
41	3.63%	4.18%	5.20%
42	3.66%	4.23%	5.24%
43	3.68%	4.28%	5.28%
44	3.72%	4.33%	5.34%
45	3.75%	4.35%	5.38%
46	3.79%	4.38%
47	3.80%	4.39%
48	3.83%	4.41%
49	3.85%
50	3.85%
51	3.87%
52	3.88%
53	3.88%
Prime Mix (2)	70%	70%	67%	68%	69%	68%	68%	71%	71%	76%	70%	87%	85%	80%	80%	82%

(1)	Represents the number of months since the inception of the securitization.

(2)	Represents the original percentage of prime automobile contracts securitized within each pool.